EXHIBIT   5.3
HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48168
April 11, 2008
Hayes Lemmerz Finance LLC—Luxembourg S.C.A.
Centre Mercure
41 avenue de la Gare
5 ème Etage, L - 1611 Luxembourg

RE:	Hayes Lemmerz Finance LLC—Luxembourg S.C.A.; Registration Statement on Form S-4/A
Ladies and Gentlemen:
     I am the Vice President, General Counsel and Secretary of Hayes Lemmerz International, Inc., a Delaware corporation (“Hayes”) and parent company of Hayes Lemmerz Finance LLC—Luxembourg S.C.A., a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg (the “Issuer”). As such, I am rendering this opinion in connection with the preparation of a registration statement on Form S-4 (Registration Statement No. 333-145509), filed by the Issuer and the additional registrants named therein with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 16, 2007, as amended by Amendment No. 1 thereto as filed with the Commission on the date hereof (as so amended, the “Registration Statement”), to register the issuance by the Issuer of up to €130,000,000 aggregate principal amount of its 8.25% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes will be governed by an Indenture, dated as of May 30, 2007 (the “Indenture”), among the Issuer, the Domestic Opinion Guarantors (as defined herein), the other guarantors named therein (together with the Domestic Opinion Guarantors, the

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

“Domestic Guarantors”), U.S. Bank National Association, as trustee (the “Trustee”), and Deutsche Bank AG, London Branch, as London paying agent, which provides for the guarantee, to the extent set forth in the Indenture, of the Exchange Notes by each of the Domestic Guarantors. The guarantees of the Domestic Guarantors, as set forth in the Indenture, and the guarantees provided by certain foreign guarantors listed on Schedule I attached hereto (the “Foreign Opinion Guarantors”) pursuant to certain guaranty agreements, copies of which have been filed as exhibits to the Registration Statement, are hereinafter referred to collectively as the “Guarantees,” and the Foreign Opinion Guarantors and Domestic Guarantors are hereinafter referred to collectively as the “Guarantors.” The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 8.25% Senior Notes due 2015 of the Issuer (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 30, 2007 (the “Registration Rights Agreement”), by and among the Issuer, the guarantors named therein, and Deutsche Bank AG, London Branch, Citigroup Global Markets Inc., and UBS Limited, as initial purchasers of the Original Notes.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, I have examined or am otherwise familiar with the following:
(i)	the Registration Statement;

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture, which includes therein the Guarantees issued by the Domestic Guarantors in respect of the Exchange Notes;

(iv)	the form of the Exchange Notes;

(v)	the certificate of incorporation or articles of association, by-laws, partnership agreement, or similar governing instrument of each of the guarantors that is a corporation incorporated under the laws of the State of Michigan and identified as such on Schedule I hereto (the “Michigan Guarantors”), of the guarantor that is a corporation incorporated under the laws of the State of Indiana and identified as such on Schedule I hereto (the “Indiana Guarantor” and, together with the Michigan Guarantors, the “Domestic Opinion Guarantors”),

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

and of each of the Foreign Opinion Guarantors identified as such on Schedule I hereto (together with the Domestic Opinion Guarantors, the “Opinion Guarantors”); and

(vi)	certain resolutions adopted by the governing bodies or entities (as applicable) of the Opinion Guarantors relating to the Exchange Offer, the guarantees of the Original Notes and the Exchange Notes, the Indenture, and related matters.
     I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Opinion Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Guarantors and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed, I have assumed that all parties thereto (other than the Opinion Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and I have also assumed the due authorization by all requisite action, corporate or other, by all parties thereto (other than the Opinion Guarantors) and the execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Hayes, the Issuer, the Guarantors and others and of public officials.
     I am a member of the bar of the State of Michigan and the opinion expressed herein is limited to the laws of the United States and the State of Michigan. Insofar as any Guarantee is governed by the laws of other jurisdictions, I have assumed, without having made any independent investigation, that such laws are identical to those of the State of Michigan.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, when the Registration Statement becomes effective and the Exchange Notes (in the form examined by me) have been duly executed and authenticated by the Trustee in

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Guarantees of the Opinion Guarantors will constitute valid and binding obligations of the Opinion Guarantors, enforceable against each such Opinion Guarantor, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization, retention of title, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     In rendering the opinion set forth above, I have assumed that the execution and delivery by the Issuer of the Indenture and the Exchange Notes, the execution and delivery by each of the Domestic Guarantors of the Indenture, and the execution and delivery by each of the Foreign Opinion Guarantors of the guaranty agreements evidencing their respective Guarantees, and the performance by each of the Issuer and the Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Guarantors or any of their respective properties are subject.
     I do not express any opinion as to the applicability or effect of any fraudulent transfer, preference, or similar law on the Exchange Notes and the Guarantees or any transaction contemplated thereby. With respect to the enforceability of all obligations under the Indenture, the Exchange Notes, and the Guarantees, I note that a United States federal court would award a judgment only in United States dollars and that a judgment of a court in the State of New York rendered in a currency other than the United States dollar would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment. I express no opinion as to the currency in which any foreign court would render a judgment with respect to the Guarantees of the Foreign Opinion Guarantors. My opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights, and I do not express any opinion as to the enforceability of the provisions of the Indenture, the Exchange Notes, and the Guarantees providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Indenture, the Exchange Notes, and the Guarantees from a court judgment in another currency.
     To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law and choice of New York forum

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

provisions of the Indenture, the Exchange Notes, and the Guarantees of the Domestic Opinion Guarantors, my opinion is rendered in reliance upon N.Y. Gen. Oblig. Law Section 5-1401 and Section 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by considerations of public policy. In rendering the opinions expressed above, I have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Indenture, the Exchange Notes, and the Guarantees of the Domestic Opinion Guarantors and the choice of any foreign law to govern the Guarantees of the Foreign Opinion Guarantors, to the extent it is stated therein that such agreements and documents are governed thereby, is legal and valid under the laws of other applicable jurisdictions and that, insofar as any obligation under any of the Indenture, the Exchange Notes, and the Guarantees is to be performed in any jurisdiction outside the United States of America, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
      Very truly yours,
/s/  Patrick C. Cauley

SCHEDULE I
A. Domestic Opinion Guarantors

Jurisdiction of Organization
Hayes Lemmerz International – Howell, Inc.	Michigan
Hayes Lemmerz International – Technical Center, Inc.	Michigan
HLI Realty, Inc.	Michigan
HLI Suspension Holding Company, Inc.	Michigan
Hayes Lemmerz International – Wabash, Inc.	Indiana
B. Foreign Opinion Guarantors

Jurisdiction of Organization
Industrias Fronterizas HLI, S.A. de C.V.	Mexico
HLI European Holdings ETVE, S.L.	Spain
Hayes Lemmerz Aluminio S. de R. L. de C.V.	Mexico
Hayes Lemmerz Manresa, S.L.	Spain
Hayes Lemmerz Fabricated Holdings B.V.	Netherlands
Borlem Aluminio S.A.	Brazil
Hayes Lemmerz Alukola, s.r.o.	Czech Republic
Hayes Lemmerz Autokola, a.s.	Czech Republic
Hayes Lemmerz Barcelona, S.L.	Spain
Hayes Lemmerz Holding GmbH	Germany
Hayes Lemmerz Werke GmbH	Germany
Hayes Lemmerz Königswinter GmbH	Germany
Hayes Lemmerz Immobilien GmbH & Co. KG Partnership	Germany